Exhibit 99.1

Andy Omiridis, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE ANNOUNCES REAUTHORIZATION OF $25.0 MILLION SHARE REPURCHASE PROGRAM

DeRidder, LA – July 24, 2025 – AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high-hazard industries, announced today that its Board of Directors has reauthorized the $25.0 million share repurchase program that replaces our prior program.

Since the inception of our initial share repurchase program in February 2010, we have repurchased 1,745,608 shares at an average cost of $25.69, for a total of $44.8 million.

Further details on the Company’s reauthorized program are available in AMERISAFE’s Second Quarter 2025 Form 10-Q.

Share repurchases may be effected from time to time pursuant to trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act. The share repurchase program does not obligate the Company to repurchase any shares of the Company’s common stock and may be modified, increased, suspended, or terminated at the discretion of the Board. The Board’s determination will depend on a variety of factors, including but not limited to, market conditions and applicable regulatory considerations. It is anticipated that any future repurchases will be funded from available capital.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.